38 Corporate Circle Albany, NY 12203	Contact: Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
www.twec.com	NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS
Comparable store sales decline 5.4% for December

Albany, NY, January 9, 2014 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 5.4% for the five-week period ended January 4, 2014. Comparable store sales for the nine-week period ended January 4, 2014 decreased 6.0%. Total sales for the nine-week period were $115 million compared to $128 million for the same period last year, a decrease of 10.2%. The Company operated an average of 5% fewer stores during the nine-week period as compared to last year.

For the eleven-month period ended January 4, 2014, comparable store sales decreased 5.1%. Total sales for the period decreased 12.5% to $370 million compared to $423 million during the same period last year. The Company operated an average of 6% fewer stores during the eleven-month period as compared to last year.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.